Exhibit 99.1
McKESSON REPORTS FISCAL 2011 THIRD-QUARTER RESULTS
•	Revenues of $28.2 billion for the third quarter.
•	Third-quarter earnings per diluted share of 60 cents, which included a pre-tax AWP litigation charge of $189 million, or 52 cents per diluted share.
•	Excluding the AWP litigation charge, third-quarter earnings per diluted share from continuing operations of $1.12.
•	Third-quarter results included transaction expenses of approximately 10 cents per diluted share related to the acquisition of US Oncology.
•	Fiscal 2011 Outlook: Earnings per diluted share from continuing operations of $4.82 to $5.02, excluding adjustments to litigation reserves and approximately 15 cents of estimated full-year transaction expenses related to the acquisition of US Oncology.
SAN FRANCISCO, January 31, 2011 — McKesson Corporation (NYSE: MCK) today reported that revenues for the third quarter ended December 31, 2010 were $28.2 billion. Third-quarter earnings per diluted share was 60 cents, which included a pre-tax Average Wholesale Price (“AWP”) litigation charge of $189 million ($133 million after-tax or 52 cents per diluted share). Excluding the AWP litigation charge, third-quarter earnings per diluted share from continuing operations was $1.12, which included approximately 10 cents per diluted share of transaction expenses related to the acquisition of US Oncology. In the prior year’s third quarter, earnings per diluted share was $1.19, which included the benefit of higher-margin distribution services revenues associated with the H1N1 flu virus.
     “McKesson continued to demonstrate solid execution in the third quarter,” said John H. Hammergren, chairman and chief executive officer. “I am extremely pleased with all that we have accomplished during the first nine months of our fiscal year, including continued strong performance in Distribution Solutions, significant share repurchases, and the acquisition of US Oncology.”

     On December 30, 2010, McKesson completed the acquisition of US Oncology. As of December 31, 2010, the balance sheet of US Oncology is included in McKesson’s balance sheet. The operating results of US Oncology will be included in McKesson’s Distribution Solutions segment commencing in the fourth quarter of Fiscal 2011.
     The third-quarter AWP litigation charge, which was recorded in the Distribution Solutions segment, represents an increase to an existing litigation reserve for current and possible future public entity claims against McKesson relating to drug reimbursement benchmarks known as AWPs. Following the Company’s announcement of its settlement of all private party AWP claims in the third quarter of Fiscal 2009, a reserve for estimated probable losses for all public entity AWP claims was established. McKesson has continued to engage in settlement discussions with the purpose of resolving various of the public entity claims. The pace and progress of settlement discussions involving state and federal Medicaid claims accelerated during and after the third quarter. As a result of these discussions and the Company’s periodic review of these claims, the litigation reserve has been increased by a pre-tax charge of $189 million. McKesson has consistently stated that these cases are without merit and, absent settlements acceptable to the Company, they will continue to be vigorously defended.
     For the first nine months of the fiscal year, McKesson had cash flow from operations of $1.3 billion and ended the quarter with cash and cash equivalents of $3.2 billion. During the first nine months of the fiscal year, McKesson repurchased $1.5 billion of its common stock and also paid $126 million in dividends.
     “Based on our results for the first nine months, we are raising our previous outlook for the fiscal year ending March 31, 2011, and now expect that McKesson should earn between $4.82 and $5.02 per diluted share from continuing operations, excluding adjustments to the litigation reserves and estimated full-year US Oncology transaction expenses of approximately 15 cents per diluted share,” Hammergren said.

     In the third quarter, Distribution Solutions revenues were flat. U.S. pharmaceutical distribution revenues were down 1%, primarily due to reduced revenues associated with two of our warehouse customers this quarter and the prior year’s impact of the H1N1 flu virus.
     Canadian revenues, on a constant currency basis, grew 2% for the quarter primarily due to market growth. Including a favorable currency impact of 4%, Canadian revenues grew 6% for the quarter. Medical-Surgical distribution revenues were down 2% for the quarter, primarily due to the prior year’s impact of the H1N1 flu virus.
     Distribution Solutions gross profit was $1,082 million compared to $1,104 million in the third quarter a year ago. Gross profit margin in the third quarter was lower compared to the third quarter a year ago, primarily due to the prior year’s impact of the H1N1 flu virus. Gross profit margin continues to benefit from higher-margin products and services, including sales of OneStop Generics, which increased 29% in the third quarter.
     Excluding the AWP litigation charge of $189 million, Distribution Solutions operating profit was $478 million, and the operating margin was 1.74%.
     “Distribution Solutions had strong performance this quarter,” Hammergren said. “Looking ahead, we are well-positioned to continue to benefit from the pipeline of higher-margin generic drugs. We also have significantly improved our strategic position through our acquisition of US Oncology, and our expanded suite of solutions and services will uniquely enhance oncologists’ ability to provide high-quality care to their patients.”
     In Technology Solutions, revenues were up 2% for the quarter. Technology Solutions third-quarter results included the recognition of $23 million of previously deferred revenues for a disease management contract, for which related expenses were previously recognized as incurred. Third-quarter results also reflect the sale of McKesson Asia Pacific Pty Limited, which accounted for quarterly revenues of approximately $18 million in last year’s third quarter.
     Technology Solutions operating profit in the third quarter was $106 million, up 31% from $81 million a year ago. The operating margin was 13.42%

compared to 10.51% in the same period a year ago, primarily reflecting the recognition of the disease management deferred revenues, partially offset by continued investment in our clinical and enterprise revenue management solutions.
     “Our team in Technology Solutions has worked diligently to deliver the robust clinical systems our customers need, and we are pleased that these systems are receiving certification,” Hammergren said. “We are confident our solutions will enable our customers to demonstrate meaningful use and thereby qualify for funding under the American Recovery and Reinvestment Act. We continue to expect a stronger fourth quarter result.”
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; public health issues in the U.S. or abroad; changes in the Canadian healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer or group purchasing organization; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; system errors or failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; failure to comply with and changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in accounting principles generally accepted in the United States of America; and general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.

About McKesson
     McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. Over the course of its 178-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payers; hospital and retail pharmacy automation; and services for manufacturers and payers designed to improve outcomes for patients. For more information, visit http://www.McKesson.com.
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Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
Kris Fortner, 415-983-8352 (General and Business Media)
Kris.Fortner@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Quarter Ended December 31,			Nine Months Ended December 31,
	2010	2009	Chg.	2010	2009	Chg.
Revenues	$28,247	$28,272	—%	$83,231	$82,059	1%

Cost of sales (1)	26,786	26,817	—	79,012	77,966	1

Gross profit	1,461	1,455	—	4,219	4,093	3

Operating expenses	965	946	2	2,808	2,678	5
Litigation charge (credit) (2)	189	—	—	213	(20)	—

Total operating expenses	1,154	946	22	3,021	2,658	14

Operating income	307	509	(40)	1,198	1,435	(17)

Other income, net	7	25	(72)	19	39	(51)
Interest expense	(53)	(47)	13	(140)	(142)	(1)

Income from continuing operations before income taxes	261	487	(46)	1,077	1,332	(19)

Income tax expense	(106)	(161)	(34)	(369)	(417)	(12)

Income from continuing operations	155	326	(52)	708	915	(23)

Discontinued operation — gain on sale, net of tax (3)	—	—	—	72	—	—

Net income	$155	$326	(52)	$780	$915	(15)

Earnings per common share (4)
Diluted (5)
Continuing operations	$0.60	$1.19	(50)%	$2.69	$3.36	(20)%
Discontinued operation — gain on sale	—	—	—	0.27	—	—

Total	$0.60	$1.19	(50)	$2.96	$3.36	(12)

Basic
Continuing operations	$0.61	$1.21	(50)%	$2.73	$3.41	(20)%
Discontinued operation — gain on sale	—	—	—	0.28	—	—

Total	$0.61	$1.21	(50)	$3.01	$3.41	(12)

Shares on which earnings per common share were based
Diluted	258	274	(6)%	264	272	(3)%
Basic	254	269	(6)	259	269	(4)

(1)	Cost of sales for the first nine months of 2011 includes an asset impairment charge of $72 million in our Technology Solutions segment for capitalized software held for sale and a credit of $51 million in our Distribution Solutions segment representing our share of a settlement of an antitrust class action lawsuit brought against a drug manufacturer.

(2)	Operating expenses for the third quarter and the first nine months of 2011 include an Average Wholesale Price (“AWP”) litigation charge of $189 million and $213 million. Operating expenses for 2010 include a credit of $20 million relating to our securities litigation.

(3)	In the second quarter of 2011, we sold a Technology Solutions business for $109 million of net sales proceeds. The after-tax gain on sale of $72 million has been recorded as a discontinued operation. Financial operating results for this business were immaterial.

(4)	Certain computations may reflect rounding adjustments.

(5)	Diluted earnings per share, excluding the impact of the AWP litigation charge and securities litigation credit is as follows (a):

	Quarter Ended December 31,			Nine Months Ended December 31,
	2010	2009	Chg.	2010	2009	Chg.
Income from continuing operations — as reported	$155	$326	(52)%	$708	$915	(23)%

Exclude: Litigation charge (credit)	189	—	—	213	(20)	—
Income tax (benefit) expense on litigation charge (credit)	(56)	—	—	(64)	8	—

	133	—	—	149	(12)	—

Income from continuing operations, excluding the litigation charge (credit)	$288	$326	(12)	$857	$903	(5)

Diluted earnings per common share from continuing operations, excluding the litigation charge (credit)	$1.12	$1.19	(6)%	$3.25	$3.31	(2)%

Shares on which diluted earnings per common share from continuing operations were based	258	274	(6)	264	272	(3)

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended December 31,				Nine Months Ended December 31,
	2010	2009	Chg.		2010	2009	Chg.
REVENUES
Distribution Solutions
Direct distribution & services	$19,408	$18,992	2%		$57,094	$53,880	6%
Sales to customers’ warehouses	4,731	5,330	(11)		14,133	16,882	(16)

Total U.S. pharmaceutical distribution & services	24,139	24,322	(1)		71,227	70,762	1
Canada pharmaceutical distribution & services	2,574	2,421	6		7,485	6,816	10
Medical-Surgical distribution & services	744	758	(2)		2,200	2,177	1

Total Distribution Solutions	27,457	27,501	—		80,912	79,755	1

Technology Solutions
Services	629	610	3		1,828	1,812	1
Software & software systems	135	138	(2)		408	410	—
Hardware	26	23	13		83	82	1

Total Technology Solutions	790	771	2		2,319	2,304	1

Revenues	$28,247	$28,272	—		$83,231	$82,059	1

GROSS PROFIT
Distribution Solutions	$1,082	$1,104	(2)		$3,239	$3,018	7
Technology Solutions	379	351	8		1,052	1,075	(2)
Asset impairment charge — capitalized software held for sale	—	—	—		(72)	—	—

Subtotal	379	351	8		980	1,075	(9)

Gross profit	$1,461	$1,455	—		$4,219	$4,093	3

OPERATING EXPENSES
Distribution Solutions	$608	$568	7		$1,750	$1,645	6
AWP litigation charge	189	—	—		213	—	—

Subtotal	797	568	40		1,963	1,645	19
Technology Solutions	273	271	1		798	778	3
Corporate	84	107	(21)		260	255	2
Securities litigation credit	—	—	—		—	(20)	—

Operating expenses	$1,154	$946	22		$3,021	$2,658	14

OTHER INCOME, NET
Distribution Solutions	$4	$22	(82)		$9	$30	(70)
Technology Solutions	—	1	—		2	3	(33)
Corporate	3	2	50		8	6	33

Other income, net	$7	$25	(72)		$19	$39	(51)

OPERATING PROFIT
Distribution Solutions	$478	$558	(14)		$1,498	$1,403	7
AWP litigation charge	(189)	—	—		(213)	—	—

Subtotal	289	558	(48)		1,285	1,403	(8)

Technology Solutions	106	81	31		256	300	(15)
Asset impairment charge — capitalized software held for sale	—	—	—		(72)	—	—

Subtotal	106	81	31		184	300	(39)

Operating profit	395	639	(38)		1,469	1,703	(14)
Corporate	(81)	(105)	(23)		(252)	(249)	1
Securities litigation credit	—	—	—		—	20	—

Income from continuing operations before interest expense and income taxes	$314	$534	(41)		$1,217	$1,474	(17)

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.05%	2.03%	(98)	bp	1.59%	1.76%	(17)	bp
Distribution Solutions, excluding AWP litigation charge	1.74	2.03	(29)		1.85	1.76	9
Technology Solutions	13.42	10.51	291		7.93	13.02	(509)
Technology Solutions, excluding asset impairment charge — capitalized software held for sale	13.42	10.51	291		11.04	13.02	(198)

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	March 31,
	2010	2010
ASSETS
Current Assets
Cash and cash equivalents	$3,213	$3,731
Receivables, net	8,647	8,075
Inventories, net	9,547	9,441
Prepaid expenses and other	286	257

Total	21,693	21,504
Property, Plant and Equipment, Net	934	851
Capitalized Software Held for Sale, Net	153	234
Goodwill	4,321	3,568
Intangible Assets, Net	1,596	551
Other Assets	1,699	1,481

Total Assets	$30,396	$28,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$13,581	$13,255
Deferred revenue	1,357	1,218
Deferred tax liabilities	1,100	977
Current portion of long-term debt	1,757	3
Other accrued liabilities	1,890	1,559

Total	19,685	17,012
Long-Term Debt	2,305	2,293
Other Noncurrent Liabilities	1,326	1,352
Stockholders’ Equity	7,080	7,532

Total Liabilities and Stockholders’ Equity	$30,396	$28,189

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months Ended December 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$780	$915
Discontinued operation — gain on sale, net of tax	(72)	—
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	352	350
Asset impairment charge — capitalized software held for sale	72	—
Share-based compensation expense	99	83
Other non-cash items	58	66
Changes in operating assets and liabilities:
Receivables	(198)	(415)
Inventories	22	(205)
Drafts and accounts payable	52	1,131
Deferred revenue	82	57
Litigation charge (credit)	213	(20)
Deferred tax expense on litigation credit	—	116
Litigation settlement payments	(26)	(350)
Other	(96)	(3)

Net cash provided by operating activities	1,338	1,725

INVESTING ACTIVITIES
Property acquisitions	(157)	(137)
Capitalized software expenditures	(111)	(134)
Proceeds from sale of business	109	—
Acquisitions of businesses, less cash and cash equivalents acquired	(292)	(18)
Other	(15)	86

Net cash used in investing activities	(466)	(203)

FINANCING ACTIVITIES
Common stock transactions — issuances	238	159
Common stock repurchases, including shares surrendered for tax withholding	(1,548)	(322)
Common stock transactions — other	61	26
Dividends paid	(126)	(98)
Other	(21)	(2)

Net cash used in financing activities	(1,396)	(237)
Effect of exchange rate changes on cash and cash equivalents	6	34

Net increase (decrease) in cash and cash equivalents	(518)	1,319
Cash and cash equivalents at beginning of period	3,731	2,109

Cash and cash equivalents at end of period	$3,213	$3,428